Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES CONDITIONAL FULL REDEMPTION OF 4.875% SENIOR NOTES DUE 2026

WINCHESTER, Virginia (March 26, 2021) – American Woodmark Corporation (NASDAQ: AMWD) (the “Company”) today announced that it will give a notice of conditional full redemption to redeem all $350 million aggregate principal amount outstanding of its 4.875% Senior Notes due 2026 (the “Notes”) pursuant to the terms of the indenture governing the Notes (the “Redemption”). The Redemption is conditioned upon, among other things, the consummation of a senior secured credit facility in an aggregate amount sufficient to fund the Redemption and refinance the Company’s existing senior secured credit facility pursuant to an amended and restated credit agreement to be entered into by the Company on terms and conditions satisfactory in all respects to the Company in its sole discretion.

The date the Company has fixed for the Redemption is April 26, 2021, which may be delayed by the Company in its sole discretion in accordance with the terms of the indenture governing the Notes (such date, as it may be delayed, the “redemption date”), subject to the conditions for redemption being satisfied or waived by the Company in its sole discretion. The Company may cancel the Redemption and rescind any notice concerning the Redemption in its sole discretion if the Company believes that the conditions for redemption will not be satisfied or waived. The aggregate redemption price for the Notes will be equal to 102.438% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

This press release does not constitute a notice of redemption under the indenture governing the Notes or an obligation to issue a notice of redemption. Any such notice, if given, will only be given in accordance with the provisions of the indenture governing the Notes.

About American Woodmark Corporation

American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors. At January 31, 2021, the Company operated seventeen manufacturing facilities in the United States and Mexico and eight primary service centers and one distribution center located throughout the United States.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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